		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust VI (2000-3)

Original Principal Class A
Class A-1	136,000,000
Class A-2	158,000,000
Class A-3	175,000,000
Class A-4	193,000,000
Number of Class A Bonds (000's)
Class A-1	136,000
Class A-2	158,000
Class A-3	175,000
Class A-4	193,000

		2003 Totals

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		0.00

Class A-3 Principal Distribution		74,662,365.84
Class A-3 Interest Distribution		1,879,621.54

Class A-4 Principal Distribution		36,081,604.46
Class A-4 Interest Distribution		13,439,731.63